LEASE AGREEMENT
     THIS LEASE AGREEMENT (hereinafter referred to as “Lease” or “Agreement), dated this 28th day of July, 1989, is made by and between MERIT INVESTMENT PARTNERS, L.P. , A Delaware limited partnership, hereinafter referred to as “Lessor,” and SPORT SUPPLY GROUP, INC., a Delaware corporation, hereinafter referred to as “Lessee.”
     Lessor hereby leases to Lessee, and Lessee does hereby lease from Lessor, subject to the terms and conditions set forth herein, the real property described on Exhibit A attached hereto and made part hereof, the land, the 137,670 square foot building and other improvements situated on said property and the fixtures attached thereto and owned by Lessor (except those items listed on Exhibit B which are owned by BSN Corp.), all of which is hereinafter collectively referred to as the “Premises” together with all rights, easements, appurtenances belonging or in anyway pertaining to the foregoing. It is the intention of Lessor and Lessee that this Lease be a net Lease and that Lessee shall bear the cost of operating (including taxes, assessments and dues), maintaining, repairing and insuring the Premises except as otherwise provided herein.
ARTICLE 1. TERM.
     1.01 INITIAL TERM.
     The term of this Lease shall commence on July 28, 1989, and end on July 31, 1999, unless sooner terminated as herein provided.
ARTICLE 2. FIXED RENT & SECURITY.
     2.01 MINIMUM FIXED RENT.
a.	Lessee shall pay to Lessor (at its offices at 14001 Dallas Parkway, Dallas, Texas 75240, or at such other place as Lessor may from time to time designate in writing) as fixed rent for the Premises for the initial term of this lease, without right of offset or deduction except as herein provided , the sum of Five Million Four Hundred Ninety-Three Thousand Thirty-Five and No/100 Dollars ($5,493,035.00), payable as follows:
(1) $43,595.50 each month commencing on the date hereof and thereafter on the first day of August, 1989, through July 31, 1994.
(2) The minimum fixed rent shall increase during years 6-10 of the term of this Lease starting August 1, 1994. The increased rent during years 6-10 shall be due and payable in the following amounts and for the following periods:
August 1, 1994, through July 31, 1999, $47,955.08, monthly.
If the term hereof commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, rent for any such partial month following the commencement of preceding the end of the term shall be prorated by days.
b. Rent paid after the day of the month on which such rent is due and payable shall be deemed as late and delinquent. If fixed rent is not paid on or before the fifth (5th) day after date on which the same is due and payable (“Grace Period”). Lessee shall pay a late charge of $1,000.00. Further, Lessee agrees to pay a $25.00 charge for each returned check. All such charges shall be secured as rent.
c. All monies received by Lessor shall be applied first to non-fixed rent obligations, then to the fixed rent.
d. At its option, Lessor may, at any time following an Event of Default as defined in Article 8, require all rent and other sums be paid by either cash, bank cashier’s check, or money order. Notwithstanding any term or provision hereof, Lessor and Lessee agree that if all Events of Default are subsequently cured, Lessee may continue the means of payment by corporate check.

LESSEE’S RIGHT TO POSSESSION OF THE PREMISES AND ALL OF LESSOR’S OBLIGATIONS ARE EXPRESSLY CONDITIONED UPON THE NON-EXISTENCE OF AN UNCURED EVENT OF DEFAULT. PAYMENT OF RENT AND ALL SUMS SECURED AS RENT, IS AN INDEPENDENT COVENANT.
     2.02 SECURITY DEPOSIT.
     Lessee shall deposit with Lessor upon execution hereof $10.00 as security for Lessee’s faithful performance of Lessee’s obligations hereunder. If an Event of Default should occur, Lessor may use, apply or retain all or any part of the deposit for the payment of any other sum to which Lessor may become obligated by reason of such Event of Default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby. If Lessor so uses or applies all or any portion of the deposit. Lessee shall within ten (10) days after written demand therefore deposit cash with Lessor in an amount sufficient to restore said deposit to the full amount hereinabove stated and Lessee’s failure to do so shall be a material breach of this Lease Agreement. Lessor shall not be required to keep the deposit separate from its general accounts. If there is not an Event of Default in existence two (2) months prior to the expiration of the initial term hereof, said deposit shall be credited against the rental due hereunder for said last two (2) months of the initial term of the Lease. If Lessor shall file a voluntary petition in bankruptcy or have an involuntary petition in bankruptcy filed against it then Lessee shall have the right to a credit against Lessee’s obligations hereunder. Any interest accruing on the security deposit shall belong to Lessor.
     2.03 LESSOR’S LIEN.
     Lessor hereby agrees to subordinate its statutory landlord’s lien to the lien of any person or entity providing financing to Lessee from time to time. In furtherance thereof Lessor agrees to promptly execute such subordination agreements as may be required by any such person or entity to further evidence such subordination.
ARTICLE 3. USE OF PREMISES.
     3.01 IN GENERAL.
     Lessee is hereby permitted to use the leased Premises for any lawful purpose. In connection with the use of and activities in and about the Premises, Lessee, at its expense, will comply, and will cause its employees, agents, and invitees to comply in all material respects with all applicable laws and regulations of governmental agencies. Provided no Event of Default is in existence, Lessee shall peaceable and quietly hold and enjoy the Premises for the term hereof, without hindrance from Lessor or parties claiming by, through or under Lessor.
     3.02 NO USE THAT INCREASES INSURANCE RISK.
     Lessee shall not use the Premises in any manner that will materially increase risks covered by insurance on the building constituting a portion of the Premises beyond the risks existing at this time or to cause cancellation of any insurance policy covering the building. Lessee shall not keep, use, or sell from Premises anything prohibited by the policy of fire insurance. Lessee shall comply, at its own expenses, with all requirements of insurers necessary to keep in force the fire and public liability insurance covering the Premises. Lessee shall provide Lessor with a certificate of Lessee’s liability insurance. Notwithstanding any provision herein, Lessee shall secure and maintain all insurance coverage required by the terms hereof.
     3.03 SIGNS AND AWNINGS.
     Lessee agrees that he will not construct or place, or permit to be constructed or placed, permanent signs, awnings, marquees, or other structures projecting from the exterior of the Premises without Lessor’s written consent thereto (which consent shall not be unreasonably withheld or delayed by Lessor), other than those signs, awnings, marquees and other structures in place as of the date hereof.

ARTICLE 4. MAINTENANCE, REPAIR AND ALTERATIONS.
     4.01 CONDITIONS OF PREMISES.
     Lessee, having inspected the Premises, hereby accepts the Premises in their present condition, “AS IS ,” “WHERE IS,” AND “WITH ALL FAULTS” AND LESSOR DOES NOT WARRANT OR MAKE ANY REPRESENTATION, EXPRESSED OR IMPLIED, AS TO MERCHANTABILITY, QUALITY, CONDITION, SUITABILITY, OR FITNESS FOR ANY PURPOSE WHATSOEVER. Notwithstanding the foregoing, Lessee shall commence to remedy the items set forth in the correspondence from John H. Haynes & Associates, Incorporated in Mr. Jeff Howle, Merit Equity Partners, Inc., dated July 17, 1989, which items are indicated by the initials of Lessee and Lessor thereon (collectively, the “Cure Items”), a copy of Such correspondence being attached hereto as Exhibit “C”. Lessee shall commence the remedial action for each Cure Item within a reasonable time (taking into consideration factors such as the urgency of remedying the required Cure Item in question, the time period within which John H. Haynes & Associates, Incorporated has recommended such Cure Item be remedied, the creditworthiness of BSN Corp. and Lessee, and the unelapsed portion of the Lease term) after the execution of this Lease. Lessee shall complete the remedial action for each Cure Item, to the reasonable satisfaction of Lessor, within a reasonable period of time after the commencement of the remedial action in question.
     4.02 LESSEE’S REPAIRS.
     Except as provided in paragraph 4.03, Lessee, shall keep the Premises in good condition and repair (reasonable wear and tear excepted) including without limitation, the maintenance, repair and replacement of such Portions of the Premises as may constitute doors, windows, locks, interior partitions, roof, interior and exterior walls, or other structural portions, floor covering, ceilings, light fixtures (including bulbs), glazing, heating and air-conditioning system, plumbing, fire and irrigation sprinklers, pipes, electrical wiring and conduits, parking lots, truck courts, loading areas and any and all other machinery and equipment now or hereafter constituting the Premises. At the expiration or earlier termination of this Lease, Lessee shall deliver the premises in good order and condition (less normal wear and tear ), broom clean and free of material contamination caused by all toxic or hazardous substances from Lessee’s use or occupancy of the Premises. In the event Lessee should neglect to so maintain the Premises, Lessor shall have the right after ten (10) days written notice to Lessee (except in the case of emergency), but not the obligation, to cause such repairs to be made and any reasonable costs therefore shall be paid by the Lessee to Lessor, as additional rent, upon demand, on the next rental installment date.
     4.03 LESSOR’S REPAIRS AND RENT ABATEMENT.
     See 2nd Amendment for changes to this paragraph 4.03
     4.04 ALTERATIONS, ADDITION AND IMPROVEMENTS.
     Lessee shall not make any structural alterations, additions, or improvements to the Premises without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessee shall have the right at all times to make non-structural alterations, additions and improvements without Lessor’s consent, including but not limited to the right to erect or install furniture and trade fixtures and to remove at the termination of this lease such items, provided there is no Event of Default in existence, but Lessee shall repair any damage cause by such removal, prior to the termination of this lease or promptly thereafter. Notwithstanding anything to the contrary contained herein, Lessee shall be entitled to remove at any time, or at the expiration or earlier termination of this Lease, all personal property, furniture and trade fixtures that can be removed without material damage to the Premises, said removable trade fixtures to include, without limitation, the machinery and equipment utilized by Lessee and BSN Corp. in their manufacturing and other operations at the Premises, display racks and similar items used in Lessee’s and BSN Corp.’s business to store, handle or display Lessee’s and BSN Corp.’s goods.
     4.05 MECHANIC’S LIENS.
     Lessee will not permit any mechanic’s lien to be placed upon the Premises, and in case of the filing of any affidavit claiming a lien through work commissioned by Lessee, Lessee will cause it to be released or bonded within twenty (20) days after notice thereof from Lessor to Lessee. If such affidavit of lien remains of record or unbonded for twenty (20) days or more after notice thereof from Lessor, Lessor shall have the option of causing such claims to be released, and any amounts so paid shall be due from Lessee to Lessor and shall be repaid to Lessor as additional rent, on the next rental installment date.
     4.06 LESSOR’S ENTRY.
     Lessor reserves the right to enter the Premises at reasonable times upon prior reasonable written notice to Lessee (or in case of an emergency, at nay time) to inspect, to perform required maintenance and repair in accordance with the terms hereof, or to display the premises to prospective tenants, lenders, and investors, or to enforce any provision of this Agreement; provided that Lessor agrees to take all such actins without unreasonably interfering with Lessee’s and BSN’s (BSN Corp. is also known as “BSN”)business operations.
     4.07 SURRENDER.
     On the last day of term, or any option period, Lessee shall surrender the Premises to Lessor and those items listed on Exhibit B in the same condition as when received, broom clean, ordinary wear and tear and damage by fire or other casualty excepted, provided, however, that with respect to damage by fire or other casualty, if such damage exists as of the last day of term, hereof, Lessor shall receive proceeds from Lessee’s insurance carrier recoverable with respect to repair or restoration of such restoration required pursuant to the terms hereof and Lessor will execute all instruments necessary to recover these proceeds.
ARTICLE 5. OBLIGATIONS OF LESSOR AND LESSEE.
     5.01 TAXES.
     Lessee shall be liable for all ad valorem taxes levied or assessed against the Premises and all personal property, furniture, or fixtures placed by Lessee in the Premises (including without limitation, ad valorem taxes on the land, building improvements and other property described in Exhibit “B” attached hereto). Lessee shall pay all such taxes to the appropriate taxing authority before such taxes become delinquent unless Lesseee elects, at its sole expense, to contest any such taxes by appropriate proceedings diligently conducted on good faith. All such taxes shall be prorated by the Lessor and Lessee with respect to the tax years in which this lease terminates . Lessee will pay that part of the taxes as is attributable to the portion of the tax year covered by this lease.
     5.02 UTILITIES.
     Lessee shall pay for all utilities including electricity, gas, water, sanitary sewer, trash removal and association dues.
     5.03 DAMAGE OR DESTRUCTION.
     If the premises and/or the property described on Exhibit “B” attached hereto should be totally destroyed by fire, tornado, or other casualty, of if they should be so damaged that rebuilding or repairs cannot reasonably be completed within 120 working days from the date of the occurrence of the damage, either Lessor or Lessee may terminate this Lease by written notice to the other party given within thirty (30) days after the occurrence of the casualty in question, whereupon this Lease shall terminate and all building insurance proceeds payable as it relates to damage to the Premises shall be retained by Lessor and rent shall be abated for the unexpired portion of this Lease, effective as of the date of said occurrence. In the event Lessor or Lessee does not terminate, Lessee may retain all insurance proceeds and shall repair all of the damaged or destroyed portion of the Premises at Lessee’s sole cost and expense and the Lease shall continue for the remainder of the unexpired term with abatement of rent during the period the Premises are rendered untenantable.
     Each party hereto waives any and every claim which arises or may arise in its favor against the other party hereto during the term of this Lease or any renewal or extension thereof for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the Premises, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies. Such mutual waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties hereto.
     In as much as such mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation or otherwise to an insurance company (or any other person), each party hereby agrees immediately to give to each insurance company which has issued to it policies of fire and extended coverage insurance, written notice of the terms of such mutual waivers, and to cause such insurance policies to be property endorsed, if necessary, to prevent the invalidation of such insurance coverages by reason of such waivers. If the Premises and/or the property described on Exhibit “B” attached hereto should be damaged by fire, tornado or other casualty but such that rebuilding or repair can reasonably be completed within 120 working days from the date of the occurrence of the damage, then:
          (a) Lessee shall give immediate notice thereof to Lessor;
          (b) all building insurance payable with respect to such damage or casualty shall be made available to Lessor for the purpose of repairing and restoring the portion of the Premises and the property described on Exhibit “B” attached hereto so damaged;
          (c) Lessor shall at its sole cost and expense proceed with reasonable diligence to rebuild and repair such portion of the Premises and the property described on Exhibit “B” attached hereto substantially the condition in which they existed prior to such damage or casualty, except that Lessor shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Lessee subsequent to the execution of this Lease; and
          (d) Lease shall be entitled to a reasonable abatement of rent during any period when the Premises are untenantable due to said fire, tornado or other casualty. Lessee understands that Lessor will carry no insurance on the Property that will cover the Property or Lessee’s property, and that Lessee shall carry all such insurance.
     5.04 INSURANCE.
     Notwithstanding the foregoing, througout the term of this Lease, Lessee shall maintain a policy or policies of building insurance naming Lessor as the loss payee with the premiums paid in advance by Lessee issued by insurance companies insuring the Premises against all risks of loss equal to the full replacement cost of the building as of the date of the loss with a deductible of not more than $10,000.00.
     Throughout the term of this Lease, Lessee shall maintain a policy or policies of insurance insuring both Lessee and Lessor for any and all liabilities for injury to or death of any person or persons and for damage to or destruction of property occasioned by or arising out of or in connection with the use and occupancy of the Premises the limits of such policy or policies to be in an amount of not less than $1,000,00 per occurrence in respect of personal injury and in an amount not less than $1,000,000 in respect of property damaged or destroyed.
     All insurance policies required hereunder shall be written by solvent insurance companies reasonably acceptable to Lessor duly licensed o transact business in the State of Texas, and shall provide for at least ten (10) day’s written notice prior to cancellation thereof and Lessee shall provide certificates evidencing the renewals of each policy at least thirty (30) days prior to the expiration of the respective policy terms.
     5.05 CONDEMNATION.
     If during the terms of the Lease or any extension or renewal thereof, any portion of the Premises is condemned or held under threat of condemnation, at the option of the Lessor or Lessee this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective as of the taking of said taking of said Premises by the condemning authority. Lessor shall receive the entire award from any such taking, and Lessee shall have no claim thereto (except for the value of any property owned by Lessee or BSN), or for the value of any unexpired term of this Lease.
ARTICLE 6. INDEMNITY.
     6.01 HOLD HARMLESS.
     Lessee agrees to indemnity and hold Lessor harmless against any and all claims, demands, damages, costs and expenses, including reasonable attorney’s fees, arising from the conduct of Lessee’s business or its use of the Premises or from any breach on the part of Lessee of any conditions of this Lease, or from any act or negligence of Lessee, its agents, servants, contractors, employees, guests, licensees of invitees in or about the Premises, in the case of any claim, action or proceeding brought or asserted against Lessor by reason of any such claim. Lessee, upon notice from Lessor, covenants to defend such claim, action or proceeding by counsel acceptable to Lessor. Lessee, as a material part of the consideration to Lessor, hereby assumes all risks of damage to property or injury to persons in, upon or about the Premises, from any cause other than Lessor’s negligence or intentional misconduct, or the negligence or intentional misconduct of Lessor’s agents, contractors, licensees, invitees, guests, servants or employees. Lessee herby waives all claims in respect thereof against Lessor other than claims for which Lessor is liable under the preceding sentence. Lessee shall give prompt notice to Lessor in case of casualty or accidents in the Premises. Lessor, or its agents servants or employees, shall not be liable for any loss or damage to persons or property resulting from fire, explosion, break-ins, or burglaries, gas, electricity, water or rain which may leak from any part of the building or from the roof, street or subsurface or from any other place resulting from dampness or any other cause whatsoever except for loss or damage attributable to the negligence or intentional misconduct of Lessor or its agents, servants, employees, contractors, invitees, licensees and /or guests. Lessor shall not be liable for interference with the light or air except for loss or damage attributable to the negligence or intentional misconduct of Lessor or its agents, servants, employees, contractors, invitees, licensees and/or guests or for any latent defect in the Premises whether known or unknown to Lessor. Lessor agrees to indemnify and hold Lessee harmless against any and all claims, demands, damages, costs and expenses, including reasonable attorneys’ fees, arising from the activities of Lessor on or about the Premises, and for any breach on the part of Lessor of any conditions of this Lease, and from any act or negligence of Lessor, its agents, servants, contractors, employees, guest, licenses or invitees in or about the Premises, in the case of any claim, action or proceeding brought or asserted against Lessee by reason of any such claim. Lessor, upon notice from Lessee covenants to defend such claim, action or proceeding by counsel acceptable to Lessee.
ARTICLE 7. ASSIGNMENT AND SUBLEASE.
     7.01 LESSOR’S CONSENT REQUIRED:
     Except as otherwise provided herein, Lessee shall not voluntarily or by operation of law assign, transfer, sublet, or otherwise transfer or encumber any part of Lessee’s interest in this Lease or in the Premises, without Lessor’s prior written consent which consent shall not be unreasonably withheld or delayed. Any such attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void. Notwithstanding anything to the contrary contained herein, Lessee shall have the right to assign this Lease or subject the Premises (or portion thereof), without Lessor’s consent, to any subsidiary or affiliate of Lessee. If there is an assignment or sublease and Lessor approves such assignment or sublease in writing in accordance with the terms herein, then the Lessee, in its capacity as Lessee shall be relieved of its obligations hereunder.
     7.02 EXPENSE OF LESSOR.
     In the event Lessee shall assign or sublet the Premises, other than to a subsidiary or an affiliate of Lessee, or request the consent of Lessor to any assignment or subletting or if Lessee shall request the consent of Lessor for any act that Lessee proposes to do then Lessee shall pay Lessor’s reasonable out-of-pocket expenses, including Attorney’s fees, incurred in connection therewith in the event Lessor shall consent thereto.
     7.03 ASSIGNMENT AND TRANSFER BY LESSOR.
     Lessor expressly reserves the right to assign, transfer or convey any or all of its interest in this Agreement, the Guaranty and/or the Premises provided that notice is given to Lessee.
ARTICLE 8. DEFAULT AND REMEDIES.
     8.01 LESSEE’S DEFAULTS.
     The occurrence of any one or more of the following events shall be an “Event of Default”:
(1) The use of the Premises for an illegal use. So long as Lessee continues to pay rent and otherwise comply with the terms hereof abandonment of the Premises by Lessee shall not be an Event of Default.
(2) The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee herein, as and when due, where such failure shall continue for a period of (10) days after written notice thereof from Lessor to Lessee.
(3) The failure by Lessee to observe or perform any of the provisions of this Lease to be observed or performed by Lessee, other than described in paragraphs (1) and (2) above, where such failure shall continue for a period of thirty (30) days after written notice hereof from Lessor to Lessee provided, however, that should such failure not be susceptible to cure within such thirty (30) days, Lessee shall be allowed such additional time as is necessary for such cure if Lessee commences such cure within such thirty (30) day period and thereafter diligently proceeds to completion.
(4) (i) The making by Lessee of any general assignment, or general arrangement for the benefit of creditors; (ii) the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or for reorganization or arrangement under any law relating to bankruptcy or insolvency; (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease; provided, however, if any of the actions set forth in subparagraphs (i)–(iv) above occur involuntarily (i.e., are taken by a third party rather than by Lessee itself) then an Event of Default will not be deemed to have occurred if any such filing, appointment, attachment, execution or seizure is dismissed or stayed within sixty (60) days.
     8.02 LESSOR’S REMEDIES.
     If an Event of Default occurs, Lessor shall have the following remedies in addition to its other rights and remedies at law or equity:
(1) Re-entry. Lessor may re-enter the Premises immediately and take possession of the Premises and remove all Lessee’s personnel and property therefrom. Lessor may store the property in a public warehouse or at another place of his choosing at Lessee’s expense or to Lessee’s account. Any such action by Lessor shall not be a conversion or a breaking of the peace in any manner.
(2) Termination. Lessor may terminate the Lease after five (5) days prior written notice of such termination to Lessee. Re-entry only, without notice of termination, will not terminate this Lease.

(3) Reletting Premises. After or without re-entering, Lessor may relet Premises any part thereof , for any part thereof, for any term, without terminating the Lease as follows:
(a) Liability of Lessee on Reletting, Lessee is liable to lessor in addition to all other liability for breach of the Lease for all reasonable expenses of the reletting, and of the reasonable alterations and repairs made, which Lessor may incur. In addition, Lessee shall be liable to Lessor for the difference between the rent due for the unelspsed term of this Lease and the rent received by Lessor under the reletting.
(b) Application of Rent on Reletting, Lessor shall apply the rent received from reletting the Premises as follows:
(i) To reduce Lessee’s indebtedness to Lessor under the Lease, not including indebtedness for rent;
(ii) To reasonable expenses for the reletting and alterations and repairs made to the Premises;
(iii) To rent due under this Lease; and
(iv) To payment of future rent under this Lease as it becomes due.
     Lessor may recover from Lessee on terminating the Lease for an Event of Default all damages to which Lessor may be entities at law or in equity, proximately resulting from the Event of Default, including the coast of recovering the Premises and reasonable attorneys’ fees.
     8.03 LESSOR’S DEFAULT.
     Lessor shall not be in default unless Lessor fails to perform the obligations herein required of Lessor, within thirty (30) days after written notice by Lessee to Lessor in writing, specifying wherein Lessor has failed to perform such obligations; provided, however, that if the nature of Lessor’s obligations is such that more than thirty (30) days are required for performance then Lessor shall not be in default if Lessor commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.
ARTICLE 9. MISCELLANEOUS.
     9.01 HOLDING OVER.
     Should Lessee remain in possession of the Premises, or any part thereof, after the expiration of the term of this Lease, unless otherwise agreed in writing, such holding over shall constitute and be construed as tenancy from month-to-month only, at a rental equal to 120% the rent payable for the last month of the term of this Lease.
     9.02 SUBORDINATION.
     At Lessor’s option, this Lease shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now existing or hereafter executed by Lessor and to any and all advances made on the security thereof and to all renewals, modifications, consolidation, replacements and extensions thereof provided that any such subordination shall be ineffective unless and until Lessee has entered into a written nondisturbance, subordination and attornment agreement with the holder and beneficiary of any such mortgage, or deed of trust or other secured party or with any such ground lessor , as the case may be. Notwithstanding such subordination, Lessee’s right to quiet possession of the Premises shall not be disturbed if no Event of Default is in existence, unless this Lease is otherwise terminated pursuant to its terms.
     9.03 GENDER AND NUMBER.
     Words of any gender used herein shall be construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

     9.04 PARTIES BOUND.
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.
     9.05 LAW TO APPLY.
     This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in the county in which the Premises are located.
     9.06 SEVERABILITY.
     If any provisions in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not effect any other provision, and this Agreement shall be construed as if such provision had never been contained herein.
     9.07 PRIOR AGREEMENTS SUPERSEDED.
     This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior covenant, condition, representation or warranty, written or oral, between the parties respecting the subject matter.
     9.08 AMENDMENT.
     No amendment, modification, or alteration of the terms hereof shall be binding unless the same be in writing, dated concurrent or subsequent to the data hereof and duly executed by the parties hereto.
     9.09 JOINT AND SEVERAL LIABILITY.
     If there be more than one Lessee, the obligations hereunder imposed upon Lessee shall be joint and several. If there be a guarantor of Lessee’s obligations hereunder, the obligations hereunder imposed upon Lessee shall be the joint and several obligations of Lessee and such guarantor and lessor need not first proceed against such guarantor, nor shall any such guarantor be released from its guaranty except as provided therein.
     9.10 RIGHTS AND REMEDIES CUMULATIVE.
     The rights and remedies provided by this Agreement are cumulative and the use of any one by either party shall not preclude or waive its right to pursue any or all other remedies. Said rights and remedies are given in addition to any other lawful rights the parties may have.
     9.11 WAIVER OF DEFAULT.
     No waiver by a party of any default or breach of any term, condition, or covenant of this Lease shall be deemed to be waiver of any other or subsequent breach of the same or any other term, condition or covenant herein.
     9.12 ATTORNEY’S FEES.
     In the event either party breaches this Agreement whereby the other party employs an attorney to protect or enforce its rights hereunder, then the nonprevailing party agrees to pay the prevailing party its reasonable attorney’s fees, costs and expenses as incurred.
     9.13 TIME OF ESSENCE.
     Time is of the essence of this Agreement.
     9.14 RECORDING.
     Lessee shall not record this Lease without Lessor’s prior written consent, and such recordation without such consent shall be void, and at the option of the Lessor, constitute a non-curable default of Lessee hereunder.

     9.15 INTEREST ON PAST-DUE OBLIGATIONS.
     Except as expressly provided herein, any amount due Lessor not paid when due shall bear interest at the rate of 18% per annum following the expiration of the Grace Period as defined in paragraph 2.01(b) above. Payment of such interest shall not excuse or cure any default by Lessee under this Lease; provided, however, that interest shall not be payable on late charges incurred by Lessee nor on any amounts upon which late charges are paid by Lessee.
     9.16 NOTICE.
     Any notice to be given hereunder by either party to the other shall be in writing personally delivered, or mailed as certified mail, return receipt requested. Notice to Lessee shall be sufficient if made or addressed to 1901 Diplomat, Farmers Branch, Texas 75234, Attention: Michael J. Blomenfeld, and to Lessor at 14001 Dallas Parkway, Dallas, Texas 75240. Attention: Jeff P. Howle. Each party may change the address for notice to him by giving notice of such change in accordance with the provision of this paragraph.
     9.17 CONTRACTING AUTHORITY.
     If either party is corporation or partnership, each party executing this Lease on behalf of Lessor or Lessee as the case may be represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the Lessor or Lessee as the case may be.
     9.18 LIMITATION OF LIABILITY.
     In consideration of the benefits accruing hereunder, Lessee and its successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Lessor:
(1) Lessor’s liability shall be limited to its interest in the Premises and no additional liability shall be sought against lessor.
(2) These covenants and agreements are binding upon and enforceable by both Lessor and Lessor’s successors assigns.
     9.19 ESTOPPEL CERTIFICATE.
     Lessee shall at any time upon ten (10) days’ prior written notice from Lessor, execute, acknowledge and deliver to Lessor a statement in writing (1) certifying that this Agreement is unmodified and in full force and effect if such is the case, or, if modified, stating the nature of such modifications and certifying that this Agreement, as so modified is in full force and effect if such is the case, and the date to which the rents and other charges are paid in advance, if any, and (ii) acknowledge that there are not, to Lessee’s knowledge, any uncured defaults, and if any are claimed setting forth such defaults. Any such statement may be conclusively relied upon by Lessor and any prospective purchaser of encumbrancer of the Premises.
     Lessee’s failure to deliver such certificate within such time shall be conclusive upon Lessee (i) that this Agreement is in full force and effect, without modification, except as may be represented by Lessee, (ii) that there are no uncured defaults in Lessor’s performance, and (iii) that no rents have been paid more than one (1) month in advance.
ARTICLE 10. OPTION TO RENEW.
     Provided that at the end of the initial term of this Lease, an Event of Default is not then in existence under this Lease, Lessee (or any permitted assignee of sublessee) shall have the right and option to renew this Lease, by written notice delivered to Lessor no later than 485 days prior to the expiration of the initial term, for the additional term of five (5) years (“Renewal Term”), under the same terms, conditions, and covenants contained herein, except:
     A. It is the intent of Lessor and Lessee that Lessee shall have one five-year renewal option.

     B. The rent for each Renewal term shall be based on the then Prevailing net effective rental rates for properties of equivalent quality, size, utility, age and location, with the length of the lease term, and the amount of free rent and other concessions then being granted to tenants of properties of such equivalent quality, size, utility and location, together with the financial status of Lessee, to be taken into account, but in no event shall the rent be less than the rent paid in the immediately preceding term.
     C. Upon notification from Lessee of the exercise of the renewal option in question, Lessor shall within fifteen (15) days thereafter notify Lessee in writing of the proposed rent for such Renewal Term; Lessee shall within fifteen (15) days following receipt of same notify Lessor in writing of the acceptance or rejection of the proposed rent. In event of rejection by Lessee, the rent for the Renewal Term shall be determined as follows:
     (1) Within fifteen (15) days following notification of Lessee’s rejection, Lessor and Lessee shall each appoint a disinterested, licensed and qualified real estate appraiser. If these two appraisers cannot agree upon rent for the applicable Renewal Term within thirty (30) days following their appointment, the two appointees shall forthwith select a third disinterested, licensed and qualified real estate appraiser, and the decision of such third appraiser shall be made within thirty (30) days thereafter. If such third appraiser is appointed, the rent for the Renewal Term in questions shall be the arithmetic mean of the two values which are numerically closest to one another; provided, however, that if the highest and the lowest values are numerically equidistant to the middle value, then rent for such Renewal Term shall be the middle value. Each party shall pay the fees and expenses of the appraiser appointed by such party and one-half (1/2) of the fees and expenses of the third appraiser.
     The term “term” as used throughout this Lease shall be understood to refer to the term stated in Article 1 hereof as well as the Renewal Terms, if applicable.
ARTICLE II. COMMISSIONS.
     It is understood and agreed that no real estate commission is payable to any party in connection with the Lease. Each party hereby indemnifies the other party from and against any and all liabilities for real estate commissions asserted against such other party by reason of the acts, statements, or representations of the indemnifying party.
     IN WITNESS WHEREOF, the undersigned Lessor and Lessee hereto execute this Agreement as of the day and year first above written.

LESSEE:		LESSOR:

SPORT SUPPLY GROUP, INC.		MERIT INVESTMENT PARTNERS, L.P.
a Delaware corporation		a Delaware limited partnership

MERIT EQUITY PARTNERS, INC.,
General Partner

By:	/s/ Michael J. Blumenfeld	By:	/s/ Jeff P. Howle

NAME: Michael J. Blumenfeld		NAME: Jeff P. Howle
TITLE: President		TITLE: V.P.

EXHIBIT A
TO LEASE AGREEMENT
Land:
     Being a tract or parcel of land situated in the City of Farmers Branch, Dallas County, Texas and being in the William B. Pulliam Survey, Abstract No. 1171 and also being part of Block 3 of Valwood Park Farmers Branch Phase One, an addition to the City of Farmers Branch, Dallas County, Texas as recorded in Volume 81122, Page 2233 of the Deed Records of Dallas County, Texas and subsequently re-platted as Lot 2, Block 3 of Valwood Park Farmers Branch Phase One as recorded in Volume 87007, Page 3097 of the Deed Records of Dallas County, Texas and being more particularly described as follows:
BEGINNING at an iron rod for corner at the intersection of the southerly right-of-way line of Diplomat Drive (70 feet wide) and the easterly line of Farmers Branch Carrollton Flood Control District Benchmark Sump as recorded in Volume 82246, Page 0457 of the Deed Records of Dallas County, Texas;
THENCE North 89'18'52" East along said southerly line of Diplomat Drive a distance of 621.99 feet to an iron rod with cap for corner;
THENCE South 0'41'08" East along a common line with Lot 3 of said Valwood Park Farmers Branch Phase One Addition a distance of 536.41 feet to an iron rod with cap for corner in the northerly line of Farmers Branch Carrollton Flood Control District Cooks Branch Sump;
THENCE South 85'39'03" West along said northerly line a distance of 623.26 feet to an iron rod for corner at the intersection of said Cooks Branch Sump northerly line and said Benchmark Sump easterly line;
THENCE North 0'41'08" West along said Benchmark Sump easterly line a distance of 576.23 feet to the POINT OF BEGINNING and containing 344,027 square feet or 7,944 acres, more or less.
Improvements:
     One 137,670 square feet building located at 1901 Diplomat, Farmers Branch, Texas.
     SAVE AND EXCEPT THOSE items listed on Exhibit B. Notwithstanding this exception, Lessor shall have a security interest in such items but not in any other property of Lessee or BSN Corp. or other occupant of the Premises, and the ownership of such items listed on Exhibit B shall revert to Lessor without cost at the expiration or termination of the Lease, whichever occurs first.

EXHIBIT “B”
TO LEASE AGREEMENT
MERIT INVESTMENT PARTNERS, L.P., LESSOR,
SPORT SUPPLY GROUP, INC., LESSEE
1. All of the following situated in the building located on the real property described on Exhibit “A” attached hereto and made a part hereof, and being commonly known as 1901 Diplomat, Farmers Branch, Dallas County, Texas: (a) interior walls, (b) floors, (c) duct work for spray booths, (d) foam fit dock pad, (e) window shades, (f) mirrors, (g) wall coverings, (h) toilet partitions, tile-work and fixtures, (i) heating, ventilation and air conditioning conduits, fixtures and systems, (j) plumbing pipes, conduits, fixtures and systems, (k) fire sprinkler fixtures and systems, (l) kitchen fixtures, (m) cabinetry and other items of mill-work, (n) carpeting, (o) doors and windows, (p) electrical wiring, fixtures and systems, and (q) telephone and data processing wiring.
2. All of the following situated on or about the real property described on Exhibit “A” attached hereto and made a part hereof: (a) parking lot surfacing and light fixtures and systems, and (b) landscape sprinkler fixtures and systems.

EXHIBIT “C” TO LEASE AGREEMENT
JOHN H. HAYNES & ASSOCIATES, incorporated
Geotechnical Engineers
July 17, 1989
Project No. 278
Mr. Jeff Howle
Merit Equity Partners, Inc.
14001 N. Dallas Parkway
Suite 1150, LB 122
Dallas, Texas 75240

Re:	Structural and Architectural Costs and comments Existing Office/Warehouse 1901 Diplomat Farmers Branch, Texas
Dear Jeff:
The following represents our observations of the conditions of the structural, architectural, and foundation components of the above referenced building during inspection in July, 1989. These were accomplished without destructive entry into any portion of the structure. For convenience, they are separated into components, although some overlapping of items occurs. In areas where problems are found, they are separated into four general categories relating to priority and into immediacy of need of correction or attention. These are the following:
Structural or life safety hazard — Immediate need Functional — Immediate, 2 year need, 5-10 year need Cosmetic — According to Owner’s Desires Routine maintenance
2424 Stutz Drive • P.O. Box 35481 • Dallas, Texas 75235 • 12141350-5600

JOHN H. HAYNES & ASSOCIATES, Inc.
Geotechnical Engineers
Merit Equity Partners, Inc.
Project No. 278
July 17, 1989

Roof
Generally in excellent condition. Leak reported in warehouse plus or minus three months ago - repaired (patches seen) and no trouble since.
Water ponding as much as 3/4” deep in strips next to east and west warehouse walls. This will cause early breakdown of roof. Should be built up with crickets to get water to the roof drains which are a little high.

Functional Item - 2 year need
Cost - 2400 sf @ $2.50/sf -	$6,000.00

1 Pitch pan at a roof top A/C unit on north side — not filled.
Functional Item — Immediate need Cost	$20.00

Several wire baskets over roof drains were loose or bent. One has much mastic as if a problem.
Maintenance Item — Immediate to 2 year need
Cost - 4 Locations @ $25.00/each	$100.00

Roof Flashings

Details are good, but not done quite right on about half the building.

Hold-down bars on counterflash overlap instead of butting -
Results in improper function.
Functional Problem - 2 to 5 year need
Cost - 710 If @ $3.00/If -	$2,100.00

In a few areas where adjacent panels did not align, the counterflashing at panel joints is bent and/or functioning improperly.
Functional Item - 2 year need
Cost - 10 Locations @ $150.00/each -	$1,500.00

There are three locations with slight tears in flashings.
Functional Item — Immediate need
Cost - 3 Locations @ $20.00/each -	$60.00

FIRST AMENDMENT TO LEASE
     This FIRST AMENDMENT TO LEASE (this “First Amendment”), is made and entered into as of this 13th day of July, 1998 by and between ACQUIPORT DFWIP, Inc., a Delaware corporation (“Landlord”), and SPORT SUPPLY GROUP, INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
     WHEREAS, Landlord’s predecessor and Tenant entered into that certain lease (the “Lease”) dated July 28, 1989, whereby Landlord leased to Tenant the premises described as 1901 Diplomat, farmers Branch, Texas measuring approximately 137,670 rentable square feet (the “Premises”), for a term ending July 31, 1999, (the “Term”);
     WHEREAS, the parties desire to extend the Term of the Lease and to make certain other modifications to the Lease as provided herein.
     NOW, THEREFORE, for Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, Landlord and Tenant agree that the Lease shall be and is amended as follows:
     1. Incorporation of Lease Terms. The terms, conditions and covenants of the Lease are incorporated herein by this reference except to the extent expressly modified herein.
     2. Term. The Termination Date is hereby extended to July 31, 2001.
     3. Rent. Subsequent to July 31, 1999, the monthly payment of minimum fixed rent shall be $47,955.08.
     4. Full Force and Effect. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect. Any conflict between the provisions of this First Amendment and the provisions of the Lease will be resolved in favor of this First Amendment.
     5. Limitation of Landlord’s Liability. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Premises. The obligations of Landlord under this Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.
     IN WITNESS HEREOF, Landlord and Tenant have respectively signed this First Amendment as of the date first hereinabove set forth.

TENANT:		LANDLORD:

SPORT SUPPLY GROUP, INC., a Delaware corporation		ACQUIPORT DFWIP, Inc., a Delaware corporation

By:	/s/ Peter S. Blumenfeld	By:	/s/ Robert W. Rice

Title:	Peter S. Blumenfeld	Title:	Robert W. Rice
	President and Chief Operating Officer		Vice President

Date: July 17, 1998		Date: 5/6/98

WITNESSED:		WITNESSED:

/s/		/s/

SECOND AMENDMENT TO LEASE AGREEMENT
     THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is executed on and to be effective as of July 31,2000, by and between ACQUIPORT DFWIP, INC., a Delaware corporation, as landlord (“Lessor”) and SPORT SUPPLY GROUP, INC., a Delaware corporation, as tenant (“Lessee”).
R E C I T A L S
     WHEREAS, Merit Investment Partners, L.P. (predecessor in interest to Lessor) (“Merit”) and Lessee entered into that certain Lease Agreement dated July 28,1989, as amended by that certain First Amendment to Lease dated as of July 13, 1998, by and between Lessor and Lessee (as amended, the “Lease”), pursuant to which Lessee leases from Lessor certain real property more particularly described on Exhibit A to the Lease, together with the improvements thereon, consisting of a 137,670 square foot building located at 1901 Diplomat, Farmers Branch, Texas (the “Premises”); and
     WHEREAS, Lessee desires to extend the term of the Lease, and Lessor and Lessee desire to set forth the terms and conditions upon which the term of the Lease will be extended.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree that the Lease should be, and hereby is, amended as follows:
     1. Lease Term. The term of the Lease is hereby extended to December 31,2004. The period of time from August 1, 2001 through December 31, 2004 is referred to herein as the “Extended Term”.
     2. Minimum Fixed Rent. The minimum fixed rent, as such term is used in the Lease, for the Extended Term, shall be equal to $43,021.88 per month. The minimum fixed rent from August 1,2000 through July 31,2001 shall be reduced to $43,021.88 per month. The minimum fixed rent for the period prior to August 1,2000 shall remain as currently set forth in the Lease.
     3. Improvements to Premises. Lessee shall take the Premises in its “as-is” condition for the Extended Term except for certain Leasehold Improvements (herein so called) to the Premises which shall be completed in accordance with the specifications attached hereto as Exhibit A (the “Approved Plans”), which have been approved by both Lessor and Lessee.
     Lessor shall cause the Leasehold Improvements to be installed or constructed in accordance with the Approved Plans by Lessor’s contractor. So long as no Event of Default (or event which with notice or lapse of time could become an Event of Default) has occurred under the Lease, Lessor agrees to provide Lessee an allowance equal to One Hundred Fifty-Three Thousand One Hundred Nineteen and No/100 Dollars ($153,119.00) (the “Improvement Allowance”), which allowance is to be used solely for completion of the Leasehold Improvements in accordance with the Approved Plans, and an additional allowance equal to Three Thousand Two Hundred and No/100 Dollars ($3,200.00) (the “Architectural Allowance”), which allowance is to be used solely for space planning and design services for the Premises. In the event that any alterations or modifications to the Premises are required in order to comply with applicable law, including, without limitation, the Americans with Disabilities Act of 1990, as amended, or the State of Texas equivalent laws and regulations, the cost of any such alterations or modifications shall be satisfied out of the Improvement Allowance. The cost of the Leasehold Improvements and the space planning and design fees is to be paid by Lessor out of the Improvement Allowance and the Architectural Allowance, respectively.
     Any completed work (labor or materials) outside the scope of the Approved Plans or the cost of which is in excess of the Improvement Allowance or the Architectural Allowance, as the case may be, shall be at Lessee’s sole cost and will be billed to Lessee by Lessor and will be due and payable within ten (10) days after Lessee’s receipt of an invoice therefor. Notwithstanding the foregoing, Lessee will not be liable for work outside the scope of the Approved Plans or excess costs over the amount of the Improvement Allowance or the Architectural Allowance unless Lessee has consented in writing to such work outside the scope of the Approved Plans or excess costs prior to the commencement of such work or the incurring of such excess costs. Any portion of the Improvement Allowance or the Architectural Allowance remaining upon the completion of the Leasehold Improvements shall be deemed forfeited by Lessee.
     Lessor further acknowledges and agrees that Section 4.07 of the Lease is hereby amended to provide that Lessee shall not be required to surrender possession of the Premises to Lessor “in the same condition as when received”, but rather shall be entitled to surrender possession of the Premises in the same condition as exists upon the completion of the Leasehold Improvements described in Paragraph 3 above, subject to any and all other requirements set forth in Section 4.07 of the Lease.
     4. Lessor’s Repairs. Section 4.03 is hereby modified by the addition of the following language at the end of the first sentence:
“provided, however, that Lessor shall repair and maintain the structural soundness of the roof (including any repair or replacement as determined by Lessor), exterior walls (excluding windows, window glass, plate glass and doors), and foundation of the Premises, excluding any repair or maintenance to any such items (whether structural or nonstructural) resulting from or caused in whole or in part by the negligence or misconduct of Lessee, its agents, employees or contractors.”
     5. Insurance. Section 5.04 of the Lease is hereby deleted in its entirety and the following is hereby substituted therefor:
     “Lessee shall keep in force throughout the term of this Lease: (a) a Commercial General Liability insurance policy or policies to protect the Lessor Entities (as hereinafter defined) against any liability to the public or to any invitee of Lessee or a Lessor Entity incidental to the use of or resulting form any accident occurring in or upon the Premises with a limit of not less than $1,000,000.00 per occurrence and not less than $2,000,000.00 in the annual aggregate, covering bodily injury and property damage liability and $1,000,000.00 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000.00 per accident; (c) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute; (d) Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease—each employee; and (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six months of income. In addition, Lessee shall maintain a policy or policies of insurance covering “all risks” perils to the extent of the full replacement cost of the Premises and Lessee’s leasehold improvements and personal property situated therein as of the date of the loss (provided that the replacement cost for the building itself shall be provided by Lessor to Lessee from time to time and the replacement cost of Lessee’s leasehold improvements, fixtures, inventory, and other business personal property situated in or about the Premises shall be determined by Lessee), with a deductible or self insured retention of no more than $50,000.00. The term “Lessor Entities”, as used herein, shall mean Lessor, Lessor’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them.
     Each of the aforesaid policies shall (a) be provided at Lessee’s expense; (b) name the Lessor and the building management company, if any, as additional insureds; (c) be issued by an insurance company with a minimum Best’s rating of “A; VII” during the term of this Lease (provided that if the rate of any insurance company in compliance at the time of

2

issuance of any policy thereafter has a reduction in its rating below a Best’s rating of “A:VII”, Lessee shall be provided ninety (90) days to obtain a replacement policy with an insurance company with a Best’s rating of “A:VII”); and (d) provide that said insurance shall not be cancelled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Lessor; and said policy or policies or certificates thereof shall be delivered to Lessor by Lessee upon the commencement date and at least thirty (30) days prior to each renewal of said insurance.
     Whenever Lessee shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”), the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Lessor shall require; and the policies of or certificates evidencing such insurance must be delivered to Lessor prior to the commencement of any such Work.”
     6. Indemnification. Section 6.01 of the Lease is hereby deleted in its entirety and the following is hereby substituted therefor:
     “None of the Lessor Entities shall be liable and Lessee hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Premises not being in good condition or repair, gas, fire, oil, electricity or theft), except that Lessor will protect, indemnify and hold the Lessee Entities (as hereinafter defined) harmless from such claims to the extent caused by or arising from the gross negligence or willful misconduct of Lessor or its agents, employees or contractors or any breach or default on the part of Lessor in the performance of any covenant or agreement on the part of Lessor to be performed pursuant to this Lease. Lessee shall protect, indemnify and hold the Lessor Entities harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Lessor Entity) or any injury (including but not limited to death) to any person occurring in, or about the Premises to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Lessee, its agents, servants, employees, invitees, or visitors to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Lessee in or about the Premises or from transactions of the Lessee concerning the Premises; (c) Lessee’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Lessee in the performance of any covenant or agreement on the part of Lessee to be performed pursuant to this Lease. The provisions of this Section shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination. The term “Lessee Entities”, as used herein, shall mean Lessee and its directors, officers, general partners, stockholders, employees and agents.”
     7. Notice. The address of Lessor set forth in Section 9.16 of the Lease is hereby modified to be Acquiport DFWIP, Inc., 1406 Halsey Way, Suite 110, Carrollton, Texas 75007. The address of Lessee set forth in Section 9.16 of the Lease is hereby modified to be Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234, Attention: President.
     8. Hazardous Materials. The following is hereby added to the Lease as Article 12:
“ARTICLE 12. HAZARDOUS MATERIALS.
     Lessee shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees to at any time handle, use, manufacture, store or dispose of

3

in or about the Premises any flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”) (all of such items being collectively referred to as “Hazardous Materials”), nor shall Lessee suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Lessee may (a) store and use on the Premises those items described on Exhibit B attached hereto in the quantities set forth next to such items, and (b) handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint thinner, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Lessee shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, appurtenant land, or the environment. Lessee shall protect, defend, indemnify and hold each and all of the Lessor Entities harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) incurred by reason of any actual or asserted failure of Lessee to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Lessee to keep, observe, or perform any provision of this Article.”
     9. Renewal Options. Any and all renewal options contained in the Lease are hereby deleted in their entirety, and in lieu thereof, Lessee shall have, at its option (the “Renewal Option”), the right to renew and extend this Lease for one term of five (5) years (the “Renewal Term”). The Renewal Term shall commence immediately upon the expiration of the Extended Term by Lessee’s giving written notice thereof to Lessor no earlier than nine (9) months, and no later than six (6) months, prior to the expiration of the Extended Term. Once Lessee shall exercise any Renewal Option, Lessee may not thereafter revoke such exercise, except as expressly set forth below. Lessee shall not have the right to exercise the Renewal Option at a time that an Event of Default (or an event which with notice and/or lapse of time could become an Event of Default) under this Lease has occurred and is continuing. Lessee’s failure to exercise timely the Renewal Option for any reason whatsoever shall conclusively be deemed a waiver thereof. At Lessor’s option, Lessor may adjust the minimum fixed rent for the Renewal Term at an annual rate equal to the Fair Market Value Rate (as hereinafter defined) as of the commencement of the Renewal Term. As used in this Lease, “Fair Market Value Rate” shall mean the fair market value rental rate per square foot of rentable area per year in effect at the commencement of the Renewal Term for comparable tenants taking comparable space in comparable conditions under comparable terms in comparable buildings in the same rental market (hereinafter called “Comparable Buildings”); provided, however, that in no event shall the minimum fixed rent for the Renewal Term be less than ninety percent (90%) of the minimum fixed rent for the last twelve (12) months of the Extended Term. It is also agreed and understood that the Fair Market Value Rate shall include: (a) rent; and (b) rental operating expenses, property tax, and utility and expense adjustments that are being included as part of the terms and conditions of industrial tenant leases for comparable tenants in Comparable Buildings as of the time of determination of the Fair Market Value Rate. Lessor shall advise Lessee within twenty (20) days after Lessee exercises the Renewal Option of the Fair Market Value Rate which shall be in effect as of the commencement date of the Renewal Term.
     Lessee shall then have fifteen (15) days to notify Lessor of its acceptance or rejection of the Fair Market Value Rate for the Renewal Term and if rejecting the Fair Market Value Rate, of its election to proceed using third-party appraisers, as hereinafter described. In the event Lessee fails

4

to so notify Lessor within such fifteen (15) day period or if Lessee rejects the Fair Market Value Rate and does not elect to proceed using third-party appraisers, Lessee shall be deemed to have rejected the Fair Market Value Rate proposed by Lessor and to have rejected its right to use third-party appraisers to determine the Fair Market Value Rate. Notwithstanding the prohibition on Lessee’s right to revoke its exercise of the Renewal Option, in the event Lessee rejects (or is deemed to have rejected) the Fair Market Value Rate proposed by Lessor and rejects (or is deemed to have rejected) its right to use third-party appraisers, Lessee shall be deemed to have revoked the Renewal Option, and the Renewal Option shall be deemed null and void and of no further force or effect. If Lessee notifies Lessor of its election to appoint third-party appraisers to determine the Fair Market Value Rate within the time period set forth above, Lessee may no longer revoke the respective Renewal Option. Lessor and Lessee shall each appoint, by notice to the other within ten (10) business days after Lessee’s election to use third-party appraisers, a qualified disinterested MAI appraiser doing business in the area. If the appraisers so appointed are unable to agree upon the Fair Market Value Rate within thirty (30) days after the appointment of the second appraiser, they shall, within ten (10) business days thereafter appoint a third disinterested MAI appraiser and the majority shall decide upon the Fair Market Value Rate for the Renewal Term, such decision to be rendered within forty-five (45) days after the appointment of the third appraiser. If a majority are unable to agree within the allotted time, the two determinations of Fair Market Value Rate nearest to one another in amount shall be added together, divided by two (2), and the resulting quotient shall be the Fair Market Value Rate. If either party fails to appoint its appraiser within the time period provided, the determination of the Fair Market Value Rate shall be made by the other appraiser alone and if the two appraisers are unable to agree upon a third appraiser within the time period and the parties are unable to mutually agree within ten (10) business days thereafter upon a third appraiser, either party may request the President or equivalent officer of the Dallas Texas Chapter of the American Institute of Real Estate Appraisers or if none, an equivalent body, to appoint the same. Lessor and Lessee shall share equally the expense of the third appraiser, if any. The determination of the appraisers shall be final and binding and shall be enforceable by court order.
     Lessee shall take the Premises “as is” for the Renewal Term and Lessor shall have no obligation to make any improvement or alterations to the Premises. Except as set forth in this paragraph, the leasing of the Premises for the Renewal Term shall be upon the same terms and conditions as the leasing of the Premises for the Extended Term and shall be upon and subject to all of the provisions of this Lease. Any Renewal Option granted to Lessee under this paragraph shall be personal to Lessee and shall not be transferred, encumbered, or assigned by Lessee or in any manner transferred to, or exercised by, any subtenant of Lessee.
     10. Brokerage Commissions. Each of the parties hereto represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease except Cushman & Wakefield of Texas, Inc. and RREEF Management Company. Lessor acknowledges that the commissions of Cushman & Wakefield of Texas, Inc. and RREEF Management Company payable in connection with this Amendment will be paid by Lessor, and Lessor agrees to indemnify and hold Lessee harmless from and against any claims by such brokers for such commissions.
     11. Effectiveness. Except as modified herein, all other terms and conditions of the Lease shall remain unchanged and shall continue in full force and effect.
     12. Governing Law. The laws of the State of Texas and of the United States of America shall govern the rights, remedies, and duties of the parties hereto and validity, construction, enforcement, and interpretation hereof.
     13. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     14. Illegality. If any provision of this Amendment is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Amendment

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shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.
15. Limited Liability. Redress for any claims against Lessor under this Amendment or the Lease shall only be made against Lessor to the extent of Lessor’s interest in the Premises, including, to the extent received after a final judgment against Lessor has been obtained by Lessee, the proceeds of any sale or refinancing of Lessor’s interest in the Premises (net of any actual costs incurred in connection therewith). The obligations of Lessor under this Amendment and the Lease shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof, or any beneficiaries, stockholders, employees or agents of Lessor, or the investment manager.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LESSOR:

ACQUIPORT DFWIP, INC.,
a Delaware corporation

By:	/s/ Craig M. Gotthardt

Name: Craig M. Gotthardt
Title: Vice President

LESSEE:

SPORT SUPPLY GROUP, INC., a Delaware corporation

By:	/s/ Terrence M. Babilla

Name: Terrence M. Babilla
Title: Chief Operating Officer

1901 Diplomat, BSN Sport Supply
Exhibit “A” Tenant Improvement Items

❑	Concrete repair-sink holes in various locations throughout parking/truck loading areas. 33LF Curb Line repair, 436 Square Feet of Parking Lot repairs

❑	Install 10’0” chain link fence enclosure and gates for outside scrap steel Dumpster. 12’X20’

❑	Inside concrete repair at columns. (6 + areas)

❑	Services all existing overhead doors, replace damaged lower panels. Replace 3 panels and service 19 doors

❑	Pour one concrete ramp, location to be determined. 11’X 30’ Ramp with rails.

❑	New paint and VCT flooring in restrooms and break room (offices and warehouse office areas). See worksheets for specific areas.

❑	Dock bumper repair-replace missing or damaged. Re-secure 2 bumpers

❑	Concrete repair — exit stairs (Southwest corner of building) Remove and replace

❑	Exterior building band needs painting Painting of all exterior metal to include personnel doors, overhead doors, handrails, dock plates etc. Painting of all columns and soffit at entry and overhangs

❑	Acid wash/ treatment to kill surface fungus throughout employee parking lot. Areas identified

❑	Employee parking lot, correct drainage problem

❑	Re-stripe parking lot

❑	Full inspection/ repair of all existing lighting, plumbing & electrical systems needed inside and out

❑	Potential gas leak on the West Side of the building. Repair completed by TXU Gas

❑	Perform inside painting, wall repair and wallpaper/replacement throughout existing offices. See worksheets for specific areas.

❑	Perform rodent/insect extermination (one time service) (Proposal attached form Ogburn pest Control)

❑	Replacement of water stained and or broken ceiling tile throughout office and warehouse areas. 602 Ceiling titles identified for replacement.

❑	Replace “yellowed” lay-in plastic lens covers, Replace 140 parabolic lens covers and 100 acrylic covers

❑	Major pipe cleaning with a hydro-jet all sewer lines

❑	Carpet cleaning or

❑	Replacement throughout majority of offices (areas to be designated)

❑	All HVAC needs to be (balanced) for even distribution of heated and cooled air throughout the offices

❑	Replace one (1) ten (10) ton units in MIS area with one (1) twelve (12) ton unit work completed by tenant.

❑	Foundation repair-floor is cracked and leaking in room 164/epoxy injection required for repair.

THIRD AMENDMENT TO LEASE AGREEMENT
     THIS THIRD AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered on and to be effective as of April 15, 2004, by and between ACQUIPORT DFWIP, INC., a Delaware corporation, as lessor (“Lessor”) , and SPORT SUPPLY GROUP, INC., a Delaware corporation, as lessee (“Lessee”).
R E C I T A L S
     WHEREAS, Merit Investment Partners, L.P. (“Original Lessor”), predecessor in interest to Lessor, and Lessee entered into that certain Lease Agreement dated July 28, 1989, as amended by (i) that certain First Amendment to Lease dated as of July 13, 1998, by and between Lessor and Lessee, and (ii) that certain Second Amendment to Lease Agreement dated as of July 31, 2000 (the “Second Amendment), by and between Lessor and Lessee (as amended, the “Lease”), pursuant to which Lessee leases from Lessor certain industrial space known as 1901 Diplomat, Farmers Branch, Texas (the “Premises”); and
     WHEREAS, Lessee has requested to extend the term of the Lease, and Lessor and Lessee desire to set forth the terms and conditions upon which the Lease will be extended.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree that the Lease should be, and hereby is, amended as follows:
     1. Term of Lease. The term of the Lease shall be extended to December 31, 2007 (unless terminated sooner pursuant to the Lease). As used herein, the term “Extended Term” shall mean the period from January 1, 2005 through December 31, 2007.
     2. Minimum Fixed Rent. The minimum fixed rent, as such term is used in the Lease, shall be amended to mean, for each month in the time periods specified, the following: (a) for that certain ninety (90) day period commencing on the date hereof (the “Rent Abatement Period”), $-0- per month, and (b) from the day following the expiration of the Rent Abatement Period through December 31, 2007, $37,286.00 per month. Minimum fixed rent prior to the Rent Abatement Period shall remain as currently set forth in the Lease. Notwithstanding the fact that Lessee is not paying minimum fixed rent for the Rent Abatement Period, Lessee shall continue to pay all other charges under the Lease, including, without limitation, taxes, utility charges, and insurance costs attributable to such time period.
     3. Improvements to Premises. Lessee shall take the Premises in its “as-is” condition except for certain improvements to the parking area, landscaped beds and driveways (collectively, the “Leasehold Improvements”) which shall be completed in accordance with the terms of this Paragraph 3. Within thirty (30) days following the date hereof, Lessor agrees to submit plans and specifications for the Leasehold Improvements to Lessee for written approval. Lessee shall advise Lessor, no later than seven (7) business days after receipt of such plans and specifications, of its approval of such plans and specifications or, if applicable, of any matters which are unsatisfactory or require change. Lessor and Lessee shall proceed in good faith to resolve any dispute which may arise between the parties as to the plans and specifications. The approved plans and specifications, including all changes required by Lessor, shall be referred to herein as the “Approved Plans”.
Lessee shall complete the Leasehold Improvements by hiring a contractor to install or construct the Improvements. Lessor will charge a construction management fee (the “Construction Management Fee”) equal to three percent (3%) of the total cost incurred by Lessor and Lessee in completing the Leasehold Improvements, including the cost for preparation of plans and specifications for the Leasehold Improvements. All work with respect to the Leasehold Improvements shall (a) be performed substantially in accordance with the Approved Plans; (b) be performed in such a manner as to maintain harmonious labor relations and not to interfere with or delay any other work and activities being carried on by Lessor or Lessor’s contractors; (c) be designed, performed, and completed in strict compliance with the Lease and with all building standards and regulations established by Lessor; (d) be completed by contractors and subcontractors reasonably approved by

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Lessor; (e) be coordinated by all contractors and subcontractors engaged by Lessee so as to insure timely completion thereof; (f) be coordinated with Lessor with respect to the movement of equipment and materials; (g) not adversely affect the structure or safety of the building; (h) comply with all building, safety, fire, plumbing, electrical, and other codes and governmental and insurance requirements; (i) not result in any usage in excess of services provided by Lessor under the Lease for the Premises, including water, electricity, gas, heating, ventilating, and air conditioning (either during or after such work), unless prior written arrangements satisfactory to Lessor are made with respect thereto; and (J) be completed promptly and in a good and workmanlike manner. Any warranties issued in connection with the Leasehold Improvements shall be issued in the name of Lessor.
So long as no Event of Default (as defined in the Lease) (or any event which with notice and/or lapse of time could become an Event of Default) has occurred under the Lease, Lessor agrees to make available an amount equal to Fifty Thousand and 00/100 Dollars ($50,000,00) (the “Improvement Allowance”) to be used solely for completion of the Leasehold Improvements, the satisfaction of any architectural and design fees (including fees for the preparation of the plans and specifications obtained by Lessor), and the payment of the construction Management Fee. Upon completion of the Leasehold Improvements, and within thirty (30) days after Lessee’s request, Lessor shall reimburse Lessee, from the Improvement Allowance, the portion thereof requested by Lessee, provided that Lessee’s request is accompanied by (a) invoices of the general contractor aggregating at least the amount requested, and (b) a final lien waiver and/or release of lien from the general contractor associated with the Leasehold Improvements (collectively, the “Construction Documentation”); and provided further, however, Lessee’s reimbursement shall be no greater than the remaining amount of the Improvement Allowance after satisfaction of all architectural and design fees and payment of the Construction Management Fee. Any work (labor or materials) outside the scope of the Approved Plans or the cost of which is in excess of the portion of the Improvement allowance available for Lessee’s use shall be at Lessee’s sole cost and expense. Any portion of the Improvement Allowance remaining upon completion of the Leasehold Improvements shall be deemed forfeited by Lessee.
     4. Lessee’s Repairs. Notwithstanding anything contained in Section 4.02 of the Lease to the contrary, Lessee shall have no obligation to maintain, keep in good condition, repair, or replace the skylights and the heating, ventilation and air conditioning system serving the office portion of the Premises, unless such repairs result from or are caused in whole or in part by the negligence or misconduct of Lessee, its agents, employees or contractors.
     5. Lessor’s Repairs. Paragraph 4 of the Second Amendment is hereby delected in its entirely. In lieu thereof, Section 4.03 of the lease is hereby modified by the addition of the following language at the end of the first sentence:
“;Provided however, that Lessor shall repair and maintain the structural soundness of the roof (including any repairs or replacement necessary due to leaks in the roof and any other necessary replacement as reasonably determined by Lessor), exterior walls (excluding windows, window glass, plate glass and doors), and foundation of the Premises, and shall additionally repair and maintain the skylights and the heating, ventilation and air conditioning system serving the office portion of the Premises, excluding any repair or maintenance to any such items (whether structural or nonstructural) resulting from or caused in whole or in part by the negligence or misconduct of Lessee, its agents, employees or contractors.”
     7. Renewal Option. Any and all renewal options presently set forth in the Lease, including, without limitation, the option described in Paragraph 9 of the Second Amendment, are hereby deleted in their entireties. In lieu thereof, Lessee shall have, at its option (the “Renewal Option”), the right to renew and extend the Lease for one term of three (3) years (the “Renewal Term”). The Renewal Term shall commence immediately upon the expiration of the Extended Term by Lessee’s giving written notice thereof to Lessor no earlier than nine (9) months, and no later than

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six (6) months, prior to the expiration of the Extended Term. Once Lessee shall exercise any Renewal Option, Lessee may not thereafter revoke such exercise, except as expressly set forth below. Lessee shall not have the right to exercise the Renewal Option at a time that an event of Default (or an event which with notice and/or lapse of time could become an Event of Default) under the Lease has occured and is continuing. Lessee’s failure to exercise timely the Renewal Option for any reason whatsoever shall conclusively be deemed a waiver thereof. Lessor shall adjust the minimum fixed rent for the Renewal Term at an annual rate equal to ninety-five percent (95%) of the Fair Market Value Rate (as hereinafter defined) as of the commencement of the Renewal Term (“Lessor’s Proposed Rate”). As used in the Lease, “Fair Market Value Rate“ shall mean the fair market value rental rate per square foot of rentable area per year in effect at the commencement of the Renewal Term for comparable tenants taking comparable space in comparable conditions under comparable terms in comparable buildings in the same rental market (hereinafter called “Comparable Buildings”); provided, however, that in no event shall the minimum fixed rent for the Renewal Term be less than ninety percent (90%) of the minimum fixed rent for the last twelve (12) months of the Extended Term. It is also agreed and understood that the Fair Market Value Rate shall include: (a) rent; and (b) rental operating expenses, property tax, and utility and expense adjustments that are being included as part of the terms and conditions of industrial tenant leases for comparable tenants in Comparable Buildings as of the time of detemination of the Fair Market Value Rate. Lessor shall advise Lessee within twenty (20) days after Lessee exercises the Renewal Option of the Fair Market Value Rate and Lessor’s Proposed Rate which shall be in effect as of the commencement date of the Renewal Term.
Lessee shall then have fifteen (15) days to notify Lessor, in writing, of its acceptance or rejection of the Fair Market Value Rate and Lessors Proposed Rate for the Renewal Term and if rejecting the Fair Market Value Rate, of its election either to proceed using third-party appraisers, as hereinafter described, or not to proceed using third-party appraisers. In the event Lessee fails to so notify Lessor within such fifteen (15) day period or if Lessee rejects the Fair Market Value Rate and does not elect to proceed using third-party appraisers, Lessee shall be deemed to have rejected the Fair Market Value Rate and Lessor’s Proposed Rate and to have rejected its right to use third-party appraisers to determine the Fair Market Value Rate. Notwithstanding the prohibition on Lessee’s right to revoke its exercise of the Renewal Option, in the event Lessee rejects (or is deemed to have rejected) the Fair Market Value Rate proposed by Lessor and rejects (or is deemed to have rejected) its right to use third-party appraisers, Lessee shall be deemed to have revoked the Renewal Option and the Renewal Option shall be deemed null and void and of no further force or effect.
If Lessee notifies Lessor of its election to appoint third-party appraisers to determine the Fair Market Value Rate within the time period set forth above, Lessee may no longer revoke the Renewal Option. Lessor and Lessee shall each appoint, by notice to the other within ten (10) business days after Lessee’s election to use third-party appraisers, a qualified disinterested MAI appraiser doing business in the area. If the appraisers so appointed are unable to agree upon the Fair Market Value Rate within thirty (30) days after the appointment of the second appraiser, they shall, within ten (10) business days thereafter, appoint a third disinterested MAI appraiser and the majority shall decide upon the Fair Market Value Rate for the Renewal Term, such decision to be rendered within forty-five (45) days after the appointment of the third appraiser. If a majority ate unable to agree within the allotted time, the two determinations of Fair Market Value Rate nearest to one another in amount shall be added together, divided by two (2), and the resulting quotient shall be the the Fair Market Value Rate. If either party fails to appoint its appraiser within the time period provided, the determination of the Fair Market Value Rate shall be made by the other appraiser alone and if the two appraisers are unable to agree upon a third appraiser within the time period and the parties are unable to mutually agree within ten (10) days thereafter upon a third appraiser, either party may request the President or equivalent officer of the Dallas Texas Chapter of the American Institute of Real Estate Appraisers or if none, an equivalent body, to appoint the same. Lessor and Lessee shall each pay the cost of the appraiser appointed by each such party, and Lessor and Lessee shall share equally in the expense of the third appraiser, if any. The determination of the appraisers shall be final and binding and shall be enforceable by court order.
Lessee shall take the Premises “as is” for the Renewal Term and Lessor shall have no obligation to make any improvements or alterations to the Premises. Except as set forth in this Paragraph 7, the leasing of the Premises for the Renewal Term shall be upon the same terms and conditions as the

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leasing of the Premises for the Extended Term and shall be upon and subject to all of the provisions of the Lease. Any Renewal Option granted to Lessee under this Paragraph 7 shall be personal to Lessee and shall not be transferred, encumbered, or assigned by Lessee or in any manner transferred to, or exercised by, any subtenant of Lessee.
     8. Termination Option. Lessee shall have a one-time only option “Termination Option”) to terminate the Lease, exercisable upon at least one hundred eighty (180) days prior written notice to Lessor, which termination shall be effective as of December 31, 2006 (the “Early Termination Date”). Lessee shall pay to Lessor, upon its exercise of the Termination Option, an amount equal to $80,576.37, which amount represents the unamortized portion, as of the Early Termination Date, of (i) the ninety days of rent abatement which Lessee is receiving pursuant to Paragraph 2 of this Amendment, and (ii) the brokerage commissions incurred by Lessor in connection with this Amendment. Once Lessee shall exercise the Termination Option, Lessee may not thereafter revoke such exercise. Lessee shall not have the right to exercise the Termination Option at a time that an Event of Default (or an event which with notice or lapse of time could become an Event of Default) under this Lease has occurred, and any exercise of the Termination Option shall be deemed null and void if an Event of Default (or an event which with notice or lapse of time could become an Event of Default) has occurred and is continuing on the Early Termination Date. Lessee’s failure to timely exercise the Termination Option for any reason whatsoever shall conclusively be deemed a waiver of such Termination Option. The Termination Option is not transferable; the parties hereto acknowledge and agree that they intend the aforesaid rights to terminate this Lease to be “personal” to Lessee and that in no event shall any assignee or sublessee exercise the aforesaid option.
     9. Financial Statements and Credit Reports. At Lessor’s request, Lessee shall deliver to Lessor a copy, certified by an officer of Lessee as being a true and correct copy, of Lessee’s most recent audited financial statement, or, if unaudited, certified by Lessee’s chief financial officer as being true, complete and correct in all material respects. Lessee hereby authorizes Lessor to obtain one or more credit reports on Lessee at any time, and shall execute such further authorizations as Lessor may reasonably require in order to obtain a credit report.
     10. Lessee’s Authority. If Lessee signs as a corporation, partnership, trust of other legal entity, each of the persons executing this Amendment on behalf of Lessee represents and warrants that Lessee has been and is qualified to do business in the state in which the Premises are located, that the entity has full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.
     11. Brokerage Commissions. Each of the parties hereto represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment, except Cushman & Wakefield of Texas, Inc. and RREEF Management Company (collectively, “the Brokers”), which Brokers are being paid by Lessor pursuant to a separate agreement.
     12. Effectiveness. Except as modified herein, all other terms and conditions of the Lease shall remain unchanged and shall continue in full force and effect.
     13. Governing Law. The laws of the State of Texas and of the United States of America shall govern the rights, remedies, and duties of the parties hereto and the validity, construction, enforcement, and interpretation hereof.
     14. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     15. Illegality. If any provision of this Amendment is held be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Amendment shall be construed and enforced as if such illegal, invalid, or unenforceable provision bad never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

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     16. Limited Liability. Redress for any claim against Lessor under this Amendment or the Lease shall be limited to and enforceable only against and to the extent of Lessor’s interest in the Premises. The obligations of Lessor under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Lessor be liable to Lessee hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LESSOR:

ACQUIPORT DFWIP, INC.,
a Delaware corporation

By:	/s/ Bryan B. Marsh

Name: Bryan B. Marsh III
Title: Vice President

LESSEE:

SPORT SUPPLY GROUP, INC., a Delaware corporation

By:	/s/ Terrence M. Babilla

Name: Terrence M. Babilla
Title: COO